Cornerstone Bancshares, Inc. Announces Preferred Dividend Payment

CHATTANOOGA, Tenn.—(PR Newswire)—November 24, 2011—Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ; CSBQP) today announced the following:

Cornerstone Bancshares, Inc. (“Cornerstone”) of Chattanooga, TN, parent company of Cornerstone Community Bank (the “Bank”),  announced the payment date of November 29, 2011 for its Series A Convertible Preferred Stock for all shareholders of record as of June 30, 2011.

This second quarter dividend, payable at a rate of 62.5 cents per share, marks the fourth quarterly dividend and was declared after a third consecutive quarter of positive earnings for the year for Cornerstone.

Launched in the third quarter of 2010 and extended through December 31, 2011, the Preferred Stock Offering features a new class of security with a 10 percent cumulative annual dividend, and is convertible into common stock after five years and a 50 percent increase in common stock value over the preferred stock’s strike price.

“We are extremely pleased with the progress of the Bank and are thankful that the earnings are sufficient to pay this Preferred dividend,” said Cornerstone President Frank Hughes.  “Our goal is to continue to strengthen Cornerstone’s foundations in order to bring the greatest return on investment to all shareholders.”

Cornerstone is a single-bank holding company with $426 million in assets, serving the Chattanooga, Tennessee MSA.  Locally owned and locally operated, Cornerstone Community Bank was founded in 1996, and is one of Chattanooga’s oldest and largest community banks.  With five branches serving the Hamilton County area and one loan production office in Dalton, Georgia, Cornerstone Community Bank specializes in providing a comprehensive range of customized financial solutions for businesses and individuals.